China 3C Group Address: 368 HuShu Nan Road HangZhou City, Zhejiang Province, China 310014 Tel: 086-0571-88381700

June 16, 2009
Jian Zhang c/o China 3C Group 368 HuShu Nan Road HangZhou City, Zhejiang Province China 310014

Re: Employment Letter

Dear Mr. Zhang:

China 3C Group (the “Company”) is pleased to offer you a position of Chief Financial Officer from June 16, 2009 on the following terms and conditions:

Remuneration	Your basis salary will be $6,000 per month.

Working days & Working Hours
The official working hours are from 9:00 a.m. to 6:00 p.m. from Monday to Friday, HangZhou City time. As we are a public company in the USA, you may be required to work during the day time of the US time zone.

Probation
There will be an initial probationary period of three months. During the first month, your employment may be terminated by either party by one day notice or payment in lieu. For the remaining two months of your probationary period, your employment may be terminated by either party giving notice of seven days or payment in lieu of notice.

Option Awards
An option grant to purchase 100,000 shares of common stock of the Company upon execution of this letter and 100,000 shares on each anniversary of such date thereafter provided you serve as the CFO at such time. The exercise price of the initial grant of 100,000 shares shall be based on the closing price of the common stock of the Company on June 16, 2009 and for each future option grant the closing price of the Company common stock on the anniversary of such date. All option grants will vest upon issuance and will have an exercise period of ten years from date of issuance so long as you serve as the CFO at such time. In the event that you no longer serve as the CFO, your exercise period for all vested options will be twenty-four months from your departure.

Mr. Jian Zhang June 16, 2009 Page 2

Leave Entitlement	You will be entitled to 14 working days for your annual leave. Accumulation of leave from year to year is permitted only with approval.

Notice of Termination	Upon confirmation of your permanent employment, one month’s notice (excluding any accumulated annual leave entitlement) or one month salary in lieu of notice is required by either side.

You will be expected to maintain secrecy in respect of the affairs of the Company both during and after your working relationship with the Company. As your involvement may include contacting, negotiating, reviewing and documenting the confidential information of our Company, you must keep them confidential and must not disclose to any third party during and after you terminate your employment with us. You will be required at all times to comply with the Company’s policies and procedures, which may be revised from time to time in accordance with requirements. When you are working with us, you are expected to give your entire and exclusive time and attention to the service of the Company, in capacity which the Company’s Board of Directors consider appropriate. You are strictly prohibited from accepting appointment from, engaging with, or introducing projects to other competitors or working in co-operation with any competitor for a project without prior consent from the Company.

To signify your acceptance of the position offered to you under the terms and conditions listed above please sign and return the duplicate copy of this letter to the Company.

Your employment under this offer of employment should be interpreted in accordance with PRC law.

Yours truly,

China 3C Group

/s/ Zhenggang Wang
Zhenggang Wang
Chief Executive Officer and Chairman

Accepted by

/s/ Jian Zhang
Jian Zhang